Exhibit 10.58

Execution Copy

AMENDED AND RESTATED

UNCONDITIONAL CAPITAL MAINTENANCE AGREEMENT

BETWEEN

AMERICAN INTERNATIONAL GROUP, INC.

AND

AGC LIFE INSURANCE COMPANY

This Amended and Restated Unconditional Capital Maintenance Agreement (this “Agreement”), is made and entered into as of February 18, 2014, by and between American International Group, Inc., a corporation organized under the laws of the State of Delaware (“AIG”), and AGC Life Insurance Company, a corporation organized under the laws of Missouri  (the “Company”).

WITNESSETH:

WHEREAS, the Company is a life insurer subject to certain capital requirements of the insurance laws and regulations of Missouri (the “Domiciliary State”);

WHEREAS, the Company is an indirect wholly owned subsidiary of AIG;

WHEREAS, AIG has an interest in unconditionally maintaining and enhancing the Company’s financial condition; and

WHEREAS, AIG and the Company executed that certain Unconditional Capital Maintenance Agreement, dated March 15, 2011 (the “2011 CMA”) and the parties have agreed to amend and restate such 2011 CMA as provided in this Agreement:

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.                                      Capital Contributions.  In the event that the Company’s Total Adjusted Capital (a) for each of the Company’s first, second and third fiscal quarters (as determined based on the Company’s first, second and third fiscal quarterly filed statutory financial statements, respectively, subject to any adjustments or modifications thereto required by the Domiciliary State’s insurance department or the Company’s independent auditors) falls below the Specified Minimum Percentage of the Company’s projected Company Action Level RBC (in each case as estimated by the Company as of the end of each such first, second and third fiscal quarters, as the case may be, taking into account (for purposes of such estimation) facts and circumstances occurring after the end of such fiscal quarter but before such time as AIG would be obligated pursuant to paragraph 3 to make a contribution) or (b) as of each fiscal year end (as shown in the Company’s fiscal year-end filed statutory financial statements, together with any adjustments or modifications thereto required by the Domiciliary State’s insurance department or the Company’s independent auditors) falls below the Specified Minimum Percentage of the Company’s Company Action Level RBC, AIG shall, within the respective time periods set forth under paragraph 3, in accordance with paragraph 4 and in compliance with applicable law, provide to the Company cash, cash equivalents, securities or other instruments that qualify (as admitted assets) for purposes of calculating the Company’s Total Adjusted Capital, as a contribution and not as a loan, in an amount such that the Company’s Total Adjusted Capital as of the end of each of the Company’s second, third and fourth fiscal quarter, as the case may be, will be projected to be at least equal to the Specified Minimum Percentage of the Company’s Company Action Level RBC.  Notwithstanding the foregoing, AIG may, at any time as it deems necessary in its sole discretion and in compliance with applicable law, make a contribution to the Company in such amount as is required for the Company’s Total Adjusted Capital to equal a percentage of its Company Action Level RBC determined to be appropriate by the Company and AIG.

2.                                      Defined Terms.  For the avoidance of doubt, the terms “Total Adjusted Capital” and “Company Action Level RBC” shall have the meanings ascribed thereto under the insurance laws and regulations of the Domiciliary State, or, if not defined therein, shall have the meanings ascribed thereto in the risk-based capital (“RBC”) instructions promulgated by the National Association of Insurance Commissioners (“NAIC”) provided that in either case such calculations shall be adjusted by making appropriate extrapolations from the applicable quarterly financial statement to an estimated annual statement. The term “Specified Minimum Percentage” shall initially be equal to 250% of the Company’s Company Action Level RBC, which shall be reviewed and agreed to by AIG and the Company at least once every year beginning upon the date of the filing of the Company’s 2014 Annual Statement with the Domiciliary State’s insurance department; provided, however, that no change to the Specified Minimum Percentage would become effective until following 60 days written notice to the  Domiciliary State’s insurance department and the Domiciliary State has not otherwise disapproved. Notwithstanding the obligation of the Company and AIG to review the Specified Minimum Percentage on an annual basis, the parties hereto agree to review and revise the Specified Minimum Percentage taking into account (a) any material changes to the law of the Domiciliary State or NAIC RBC rules or instructions, (b) any material transaction completed by the Company that is treated materially differently by the NAIC RBC rules or instructions or (c) any other material development or circumstance affecting the Company which AIG and the Company agree merits a reevaluation of the Specified Minimum Percentage then in effect.

3.                                      Timing of Capital Contributions.  The Company and AIG agree that any contribution to be made under paragraph 1 will take place within the following two time periods per year, as applicable: (a) during the time beginning on the first business day after the filing of the Company’s first fiscal quarterly statutory financial statements and ending on the last business day prior to the end of the Company’s second fiscal quarter; and (b) during the time beginning on the first business day after the filing of the Company’s third fiscal quarterly statutory financial statements and ending on the last business day prior to the end of the Company’s fourth fiscal quarter. Notwithstanding the foregoing, in compliance with applicable law, any capital contribution provided for under paragraph 1 may be made by AIG after the close of any fiscal quarter or fiscal year of the Company but prior to the filing by the Company of its statutory financial statements for such fiscal quarter or fiscal year, respectively, and contributions of this nature shall be recognized as capital contributions receivable as of the balance sheet date of the yet to be filed quarterly or annual financial statement (as the case may be), pursuant to paragraph 8 of Statement of Statutory Accounting Principles No. 72, to the extent approved by the Domiciliary State.

4.                                      Funding Mechanics.  At the time that any contribution is due under paragraph 3, AIG agrees that it will either (a) make such contribution to the Company’s direct parent and cause such direct parent to then contribute such funds, securities or instruments so contributed by AIG to the Company, or (b) make such contribution directly to the Company without receiving any capital stock or other ownership interest in exchange therefor.  All contributions contemplated under this Agreement shall be approved and made in compliance with applicable law, including, without limitation, approval by the board of directors of each applicable entity and any prior notice or approval requirements specified under applicable rules and regulations.

5.                                      AIG Policies.  Subject to the requirements of applicable law and the approval, to the extent required, by any or all of the Company’s senior management, relevant management committees, board of directors, and of any insurance regulator, the Company hereby acknowledges that, in a manner consistent with past practice and any other reasonable requirements of AIG, it will comply with all financial and budgetary planning, risk mitigation, derisking or pricing, corporate governance, investment, informational and procedural requirements set forth by AIG.

6.                                      No Failure to Claim.  AIG hereby waives any failure or delay on the part of the Company in asserting or enforcing any of its rights or in making any claims or demands hereunder.

7.                                      Termination.  Unless earlier terminated in accordance with this paragraph 7, this Agreement shall continue indefinitely.  Subject to the requirements of paragraph 10, AIG shall have the absolute right to terminate this Agreement upon thirty (30) days’ prior written notice to the Company, which notice shall state the effective date of termination (the “Termination Date”); provided, however, that AIG agrees not to terminate this Agreement unless (a) AIG significantly modifies the corporate structure or ownership of the Company, or (b) AIG sells the Company to an acquirer, in each case, (i) having a rating from at least one of Standard & Poor’s Corp. (“S&P”), Moody’s Investors Service (“Moody’s”), A.M. Best Company (“A.M. Best”) or a substitute agency, which is a nationally recognized statistical rating organization, that is at least equal to the lower of (x) AIG’s then-current rating from such agency or (y) the Company’s then-current rating as supported by this Agreement from such agency; or (ii) such that, immediately on the effective date of the modification of corporate structure or sale by AIG of the Company, the Company’s capitalization is consistent with the minimum capital adequacy standards and criteria of at least one of S&P, Moody’s, A.M. Best or a substitute agency, which is a nationally recognized statistical rating organization, for a rating that is equal to or better than the Company’s then-current rating on the date immediately preceding such modification of corporate structure or sale.  To the extent not terminated previously by AIG pursuant to the foregoing, and subject to the requirements of paragraph 10, this Agreement will terminate automatically one year after the closing of any sale of the Company by AIG, and all provisions hereof will be of no further force and effect.  For the avoidance of doubt, the termination of this Agreement pursuant to this paragraph 7 shall not relieve either party of any obligation it may owe to the other party hereunder that existed prior to, and remains outstanding as of, the Termination Date.

8.                                      No Indebtedness; No Policyholder Recourse Against AIG.  This Agreement is not, and nothing herein contained and nothing done pursuant hereto by AIG shall constitute or be construed or deemed to constitute, an evidence of indebtedness or an obligation or liability of AIG as guarantor, endorser, surety or otherwise in respect of any obligation, indebtedness or liability, of any kind whatsoever, of the Company insofar as concerns any policyholder, creditor or stakeholder of the Company.  This Agreement does not provide, and is not intended to be construed or deemed to provide, any policyholder of the Company with recourse to or against any of the assets of AIG.

9.                                      Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

If to AIG:

American International Group, Inc.

175 Water Street

New York, New York 10038

Attention:  Secretary

If to the Company:

AGC Life Insurance Company

2919 Allen Parkway

Houston, TX 77019

Attention:  Chief Financial Officer

with a copy (which shall not constitute notice) to:

AGC Life Insurance Company

c/o AIG Life and Retirement

1999 Avenue of the Stars, 27th Floor

Los Angeles, CA 90067

Attention:  General Counsel

10.                               Rights of Domiciliary State’s Insurance Department.  The Company and AIG agree that the Domiciliary State’s insurance department and its Director are intended to be third party beneficiaries of this Agreement with full rights to enforce its terms as to either the Company or AIG or both.  No termination of this Agreement will become effective unless ninety (90) days prior written notice of such termination has been provided to the Domiciliary State’s insurance department and its Director.

11.                               Successors.  The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon and inure to the mutual benefit of AIG and its successors and the Company and its successors.

12.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to the principles of conflict of laws.

13.                               Severability.  If any provision of this Agreement shall be declared null, void or unenforceable in whole or in part by any court, arbitrator or governmental agency, said provision shall survive to the extent it is not so declared and all the other provisions of this Agreement shall remain in full force and effect unless, in each case, such declaration shall serve to deprive any of the parties hereto of the fundamental benefits of or rights under this Agreement.

14.                               Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether oral or written, of the parties.  This Agreement may be amended at any time by written agreement or instrument signed by the parties hereto.

15.                               Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.                               Counterparts.  This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Charles S. Shamieh
Name: Charles S. Shamieh
Title: Senior Vice President and Chief Corporate Actuary

AGC LIFE INSURANCE COMPANY

By:	/s/ Mary Jane Fortin
Name: Mary Jane Fortin
Title: Executive Vice President & Chief Financial Officer

By:	/s/ Steve Anderson
Name: Steve Anderson
Title: Vice President & Controller